                                                                   EXHIBIT 99.11

        NOTES TO UNAUDITED GENLYTE PRO FORMA CONSOLIDATED BALANCE SHEET


NOTE 1:  BASIS OF PRESENTATION

On April 28, 1998, Genlyte and Thomas entered into definitive agreements to combine the lighting business of Thomas with the business of Genlyte through the Joint Venture. Genlyte contributed substantially all of its assets in exchange for a 68% interest in the Joint Venture and the Joint Venture's assumption of substantially all of its liabilities and Thomas contributed substantially all of its assets comprising Thomas Lighting in exchange for a 32% interest in the Joint Venture and the Joint Venture's assumption of certain liabilities.
Genlyte and Thomas will continue to exist as separate publicly traded companies.

Accounting Treatment

Genlyte will consolidate the results of the Joint Venture. Thomas' interest in the Joint Venture will be reflected in Genlyte's consolidated balance sheet as a minority interest liability.

The assets contributed by Genlyte to the Joint Venture will be reflected at their historical cost. The contribution of Genlyte's business to the Joint Venture will trigger the recognition of a one-time gain of approximately $51 million. Such contribution includes, for accounting purposes, a sale of 32% of Genlyte's contributed business to Thomas and the resultant gain representing the excess of fair value over book value for the 32% of Genlyte's contributed business.

Genlyte will account for the contribution of Thomas' lighting business to the Joint Venture as a purchase in accordance with Accounting Principles Board Opinion No. 16. Purchase accounting for a combination is similar to the accounting treatment used in the acquisition of any asset group. Although Thomas will retain a 32% interest in the Joint Venture, Thomas' contributed business will be reflected at its fair value in the financial statements of the Joint Venture. The fair value of Thomas's contributed business was mutually determined by the financial advisors of Genlyte and Thomas.

NOTE 2: PRO FORMA ADJUSTMENTS

(a) The Genlyte Pro Forma Balance Sheet has been prepared using the unaudited historical combined balance sheet of Thomas Lighting as of June 30, 1998.

(b) Includes the elimination of certain assets and liabilities included in Thomas Lighting's historical financial statements that Thomas will not contribute to the Joint Venture pursuant to the Transaction Documents.

(c) Represents the elimination of current deferred income tax assets of $3,264,000 and long-term deferred income tax liabilities of $5,662,000 as the income tax attributes and liabilities generated by the Joint Venture will accrue directly to Genlyte and Thomas and be recorded in their respective financial statements.

(d) Represents the elimination of (i) the unamortized portion of the deferred financing costs of $280,000 associated with the Day-Brite Note (See Note 2
     (f)), (ii) certain other assets, aggregating $459,000, retained by Thomas pursuant to the Transaction Documents and (iii) other assets aggregating $93,000.

(e) Represents the estimated Working Capital Adjustment of $40,158,000, payable to Thomas, assumed to be issued by the Joint Venture based upon the working capital contributed to the Joint Venture by Thomas, exclusive of the Working Capital Adjustment. The Working Capital Adjustment liability would be settled approximately one year from the closing of the Transaction.

(f) Represents the elimination of the current and long-term portions of the Day-Brite Note of $7,730,000 and $46,350,000, respectively, included in the historical financial statements that will be retained by Thomas.

(g) Represents the elimination of (i) income tax related liabilities of $2,779,000, (ii) accrued interest of $2,119,000 associated with the Day-Brite Note (see Note 2(f)), (iii) current Beaver Dam Liabilities aggregating $200,000 and (iv) certain other liabilities aggregating $201,000.

(h) Represents the estimated Debt Equalization Note of $22,628,000, payable to Thomas, to be issued by the Joint Venture. Such note reflects 32/68ths of the long-term portion of the $46,255,000 of indebtedness contributed to the Joint Venture by Genlyte, plus the reimbursement for cash paid for an acquisition during the second quarter pursuant to the Transaction Documents. The Debt Equalization Note is assumed to be a long-term note.

(i) Represents the elimination of the long-term Beaver Dam Liabilities of $575,000 retained by Thomas.

(j) The net adjustment to retained earnings consists of the net effect of the following (in thousands):


  Net elimination of deferred income tax
   assets and liabilities(see Note 2 (c))....................... $  2,398
  Net adjustment to other assets.................................    (832)
  Recognition of the Working Capital Adjustment ................. (40,158)
  Elimination of the Day-Brite Note (see Note 2 (f)).............  54,080
  Net adjustment to accrued expenses (see Note 2 (g))............   5,299
  Recognition of the Debt Equalization Note ..................... (22,628)
  Elimination of long-term Beaver Dam Liabilities................     575
                                                                 --------
   Net adjustment to retained earnings...........................$ (1,266)

(k) Includes adjustments to Genlyte's historical financial statements related to the contribution of Thomas' Contributed Business to the Joint Venture.

(l) Represents the allocation of the excess of the fair market value over tangible book value of Thomas Lighting as follows (in thousands):

        Fair value of Thomas Lighting as mutually determined by Genlyte and Thomas, which was the basis for determining the ownership interests to be issued in the Joint
          Venture.........................................................              $139,432

        Tangible book value of Thomas Lighting............................                81,333
                                                                                        --------
        Excess of fair value over tangible book value.....................                58,099
        Less fair value allocations:
          Inventory step-up...............................................                 6,488
          Property, plant and equipment step-up...........................                20,000
                                                                                        --------
          Goodwill........................................................              $ 31,611
                                                                                        ========

     The cost basis of properties and other assets were adjusted to fair market value based on management's preliminary estimates which are subject to change based upon the results of independent appraisals management intends to have performed.

(m) Represents the minority interest liability related to Thomas' 32% interest in the Joint Venture.

(n) Represents the elimination of the historical retained earnings of Thomas Lighting.

(o) Represents (i) a one-time gain of $51,118,000 to be recorded during the period in which the Transaction occurs and (ii) the excess of fair value over book value for Thomas Lighting of $10,549,000 recognized in connection with the purchase accounting for the Joint Venture. The one-time gain reflects the excess of fair market value over book value for Thomas' 32% interest in Genlyte's contributed business.